Exhibit 10.9

AMENDMENT NO. 1 TO

LETTER AGREEMENT

This Amendment (the "Amendment") to the letter agreement dated July 11, 2022 (the "Letter Agreement"), is made and entered into as of the 3rd day of October 2022 by and between ClimateRock (the "Company"), Alantra Corporate Finance, S.A.U. ("ALANTRA") and U.N. SDG Support Holdings LLC, a Delaware limited liability company with registered office at 251 Little Falls Drive in the City of Wilmington (19808) ("Sponsor Entity") . The Company, Alantra and the Sponsor Entity are herein collectively referred to as the "Parties" with each individually being a "Party."

WITNESSETH:

Whereas, the Parties entered into that certain Letter Agreement in relation to the design, negotiation and execution of a potential business combination between the Company and one or more energy transition companies through a SPAC (the “Transactions”);

Whereas, the Sponsor Entity is sole member of the sponsor of the Company and has tin that capacity benefited from ALANTRA’S services as provided in the Letter Agreement; and

Whereas, the Parties desire to modify certain terms of the Letter Agreement, all as more fully described herein.

Now, therefore, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Letter Agreement.

2.	Amendments.

2.1. Parties to the Letter Agreement:

The Parties agree that the Sponsor Entity will become a party to the Letter Agreement, and the Sponsor Entity hereby agrees to be bound by the terms and conditions established therein pari passu with the Company.

2.2. Fees

The following are hereby added as Section 2 of the Letter Agreement (replacing prior Section 2):

Retainer Fee

The Company will pay ALANTRA USD 15,000 at signing of this Engagement Letter and a Retainer Fee of USD 20,000 per month that is due and payable on the last day of each month for a maximum period of five months.

Should the aggregated Transaction value be above USD 400 million, the Retainer Fee will increase up to USD 40,000 per month with the same maximum five-month period for the payment of any Retainer Fee.

The Retainer Fee will no longer be due after termination of this Engagement Letter.

Transaction Success Fee

The mandate could include multiple Transactions and the fees of each will be paid by the Company to ALANTRA on each Transaction Completion as follows.

If a Transaction which is introduced by ALANTRA or by another institution to which no fees are due by the Company (e.g. an institution acting on behalf of a Target) is Completed (as defined below) the following remuneration will be due to ALANTRA as a remuneration for its Services (“Transaction Success Fee”)

●	USD 1,600,000 (ONE MLLION SIX HUNDRED THOUSAND US DOLLARS) payable by the Company;

●	USD 1,600,000 (ONE MLLION SIX HUNDRED THOUSAND US DOLLARS) payable by or on behalf of the Sponsor Entity.

The Transaction Success Fee payment scheme will in any event be subject to a successful KYC procedure of the Sponsor Entity by ALANTRA in accordance with ALANTRA’s standards (the “KYC”), which shall take place and be completed no later than 17 October 2022 (“Long Stop Date”). In the event of unsuccessful KYC before or on Long Stop Date, the Parties agree that the Company will be responsible for the payment of 100% of the Transaction Success Fee to ALANTRA..

In the event of successful KYC, the Company and the Sponsor Entity agree to be joint and severally liable for the payment of the Transaction Success Fee to ALANTRA.

If a Transaction is Completed (as defined below) in North America, Asia or Africa which is not introduced by ALANTRA and such Transaction requires an introductory, co-advisory or similar fee due by the Company, the Company shall pay ALANTRA a Transaction Success Fee in the form of:

●	For the first USD 300,000,000 (THREE HUNDRED MILLION US DOLLARS) of aggregated value of the Transaction, 0.85% of each Transaction purchase price.

●	For the aggregated value of the Transaction above the first USD 300,000,000 (THREE HUNDRED MILLION US DOLLARS), 0.4% of each Transaction purchase price.

Notwithstanding the above, it is agreed that the Transaction Success Fee will be subject to a minimum of EUR 1,000,000 (ONE MILLION EUROS).

The Transaction purchase price will correspond to the price paid to the sellers of the applicable Target, including cash, debt and equity funded payments.

Each Transaction Success Fee shall be payable upon consummation of the applicable Transaction (i.e. when the transaction is closed, following fulfillment, if applicable, of conditions precedent) regardless of (i) the calendar for the payment of the price, (ii) how the purchase price is funded, (iii) any deferred payment subsequent to consummation of the Transaction, or (iv) any adjustments to the price of the Transaction subsequent to consummation (“Completion”).

3.	Reference to and Effect on the Letter Agreement. Except as specifically modified or amended by the terms of this Amendment, the Letter Agreement and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed. All references in the Letter Agreement to itself shall be deemed references to the Letter Agreement as amended hereby.

4.	Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument.

5.	Governing Law. This Amendment shall be governed by the laws of United Kindom without regard to principles of conflict of laws.

6.	Successors and Assigns. This Amendment shall be binding upon the parties and their respective successors and assigns.

7.	Headings. Headings in this Amendment are included for convenience of reference purposes only and shall not constitute a part of this Amendment for any other purpose.

In witness whereof, the Parties hereto have executed this Amendment as of the day and year first above written.

[Signature page follows]

CLIMATEROCK

By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Chief Executive Officer

SPONSOR ENTITY

By:	/s/ Charles Ratelband
Name:	Charles Ratelband
Title:	Sole member

ALANTRA CORPORATE FINANCE, S.A

/s/ Miguel Hernández Maestro	/s/ César Ciriza Santero
Miguel Hernández Maestro	César Ciriza Santero

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